Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 19, 2014

To:    Vantiv, Inc.
8500 Governor’s Hill Drive
Symmes Township, Ohio 45249

Ladies and Gentlemen:

We have acted as special counsel to Vantiv, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) to be filed today with the Securities and Exchange Commission (the “Commission”), for the registration of 1,750,519 shares (the “Shares”) of Class A common stock, $0.00001 par value per share, of the Company (“Common Stock”), that may be issued by the Company pursuant to the Mercury Payment Systems, LLC 2010 Unit Incentive Plan, as Restated and Assumed by Vantiv, Inc. (the “Plan”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In rendering this opinion, we have relied, with your consent, upon representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of certain factual matters. In addition, with the Company’s consent, we have assumed the genuineness of all signatures or instruments relied upon by us, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents. We have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares, that there will be no changes in the documents we have examined and that, at all times prior to the issuance of the Shares, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for issuance.

The following opinion is limited to the General Corporation Law of the State of Delaware as in effect on the date hereof (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that when the Shares have been issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter speaks only as of its date and is for the Company’s benefit in connection with the Registration Statement and may be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz